Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 33-62135) of HRPT Properties Trust and in the related Prospectus; in the Registration Statement (Form S-3 No. 333-47815) of HRPT Properties Trust and in the related Prospectus; in the Registration Statement (Form S-3 No. 333-56051) and in the related Prospectus; and in the Registration Statement (Form S-3 No. 333-86593) of HRPT Properties Trust and in the related Prospectus of our report dated February 7, 2003, with respect to the consolidated financial statements and schedules of HRPT Properties Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Boston, Massachusetts
March 26, 2003